Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MOCON, Inc.:

We consent to the incorporation by reference in this Registration Statements (No. 333-206212 and No. 333-206211) on Form S-8 of MOCON, Inc. and subsidiaries (MOCON) of our report dated March 12, 2015, with respect to the consolidated statements of income of MOCON for the year ended December 31, 2014, and the related consolidated statements of comprehensive income (loss), shareholders’ equity, cash flows and financial statement schedule II for the year then ended, which report appears in the December 31, 2016 annual report on Form 10-K of MOCON.

/s/ KPMG LLP

Minneapolis, Minnesota

March 9, 2017